Exhibit 21.1
ZAZA ENERGY CORPORATION
SUBSIDIARIES
FOLLOWING THE TRANSACTIONS

Company	Jurisdiction

Toreador Resources Corporation	Delaware
Toreador Energy France S.C.S	France
Toreador International Holding LLC	Hungary
Toreador France S.A.S.	France
Toreador Holding S.A.S.	France
ZaZa Energy Development, LLC	Texas
ZaZa Energy, LLC	Texas